Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan of our reports dated September 19, 2005, with respect to the consolidated financial statements and schedule of National Medical Health Card Systems, Inc., National Medical Health Card Systems, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of National Medical Health Card Systems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Melville, New York

February 2, 2006